Exhibit 10.1

GENCO SHIPPING & TRADING LIMITED
EMPLOYEE RETENTION PLAN

WHEREAS, Genco Shipping & Trading Limited (the “Company”) considers it in the best interests of its stockholders to provide severance payments and benefits to Participants (as defined below) who experience a Qualifying Termination (as defined below); and

WHEREAS, the Board of Directors of the Company, on the recommendation of its Compensation Committee (the “Committee”), has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company’s employees.

NOW, THEREFORE, the Company hereby adopts the Genco Shipping & Trading Limited Employee Retention Plan (this “Plan”) for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.

Section 1.             DEFINITIONS.  As hereinafter used:

1.1       “Accrued Rights” means (a) any base salary earned by the Participant through, but not paid to the Participant as of, the Termination Date, (b) any annual cash bonus with respect to a calendar year prior to the year in which the Termination Date occurs that the Participant would have earned had the Participant not had a termination of employment prior to the date such bonus was paid, (c) any unused vacation time accrued through the Termination Date, (d) any unreimbursed business expenses incurred prior to the Termination Date; and (e) any vested employee benefits to which the Participant is entitled as of the Termination Date under any employee benefit plan of the Company.

1.2         “Actual Bonus” means the Participant’s annual cash bonus actually paid to the Participant for a given calendar year pursuant to any annual bonus or incentive plan maintained by the Company.  For the avoidance of doubt, Actual Bonus shall not include any long-term incentive bonus (or any single-year or other applicable portion of an incentive arrangement covering a period in excess of one year).

1.3        “Applicable COBRA Months” means the number of months equal to the product obtained by multiplying the CIC Severance Multiple by twelve (12); provided that for all Participants, other than a Participant who is a Tier 1 Employee (as set forth in the Participant’s Participation Agreement), the Applicable COBRA Months will not exceed eighteen (18).

1.4         “Base Salary” means the Participant’s annual base salary as in effect on the Termination Date or, if higher, in effect on the date of the Change in Control.

1.5         “Board” means the Board of Directors of Genco Shipping & Trading Limited or its successor.

1.6         “Cause” means:

(a)          any act or failure to act by the Participant involving fraud, material theft or embezzlement;

(b)       the conviction (or plea of guilty or nolo contendere) by the Participant of a felony or other crime involving moral turpitude, in either case within the meaning of applicable law;

(c)        in carrying out the Participant’s duties for the Company, the Participant engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting, in either case, in material economic harm to the Company; or

(d)        the willful and continued failure of the Participant to substantially perform the Participant’s duties for the Company (other than as a result of incapacity due to Disability).

For purposes of this Plan, there shall be no termination for Cause unless: (i) the Company notifies the Participant in writing of any action that purportedly constitutes Cause within thirty (30) days after the Company first becomes aware of the initial occurrence, event or events that would otherwise constitute Cause, which notice specifies in detail the alleged facts and specific action which the Company deems are a basis for a termination for Cause and (ii) the Participant fails to cure such action (if curable) within thirty (30) days following the receipt of such written notice.  If cure has not been accomplished by the Participant at the conclusion of such 30-day period, the Participant will be given a reasonable opportunity to be heard by the Committee before termination.

1.7         “Change in Control” means the occurrence of any of the following:

(a)          any individual, entity or group (within the meaning of Section 13(d)(J) or 14(d)(2) of the Securities and Exchange Act of 1934 (a “Person”) (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (iii) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(b)         the sale of all or substantially all of the Company’s assets in one or more related transactions within a 12-month period to any person, other than such a sale to (i) a Subsidiary which does not involve a change in the equity holdings of the Company or (ii) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company;

(c)        any merger, consolidation, reorganization or similar event of the Company or any of its Subsidiaries, as a result of which the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty percent (50%) of the aggregate voting power of the voting securities of the surviving entity;

(d)         any Person becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company’s then outstanding voting securities and such Person is required to file a Schedule 13D; or

(e)         50% or more of the members of the Board are replaced during any 12- month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of such appointment or election.

1.8         “CIC Severance Multiple” means the multiple set forth in the Participant’s Participation Agreement.

1.9         “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.10       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.11      “Disability” means the Participant’s inability to perform the essential functions of the Participant’s position (with or without reasonable accommodation) for a period of more than 180 consecutive days, or for a period aggregating more than 240 days, whether or not continuous, during any 360-day period, due to physical or mental incapacity or impairment as determined in accordance herewith.

1.12      “Good Reason” means, in each case without the Participant’s written consent, the Company:  (a) materially diminishes the Participant’s authority, duties or responsibilities (which shall include, solely for a Tier 1 Employee, the Participant no longer serving as the Chief Executive Officer of the Company or Chairman of the Board or no longer having the role and authority of the chief executive officer or executive chairman of the board of the Company or, following a Change in Control, of the ultimate parent company of the Company, provided that such ultimate parent company is an operating or holding company and not a financial or institutional investor); (b) materially diminishes the Participant’s annualized base salary or cash incentive opportunities; (c) changes the location of the Participant’s principal place of employment and such new location is more than 25 miles the Participant’s principal place of employment immediately prior to such Qualifying Termination or immediately preceding the events giving rise to such Qualifying Termination; or (d) materially breaches the Plan, any Participation Agreement or any other agreement between the Company and the Participant.

The Participant will not be deemed to have terminated for Good Reason unless (i) the Participant gives the Company written notice of the event or events that are the basis for such claim within thirty (30) days after the Participant first becomes aware of the initial occurrence, event or events that would otherwise constitute Good Reason, describing such claim in reasonably sufficient detail to allow the Company to address the event or events, (ii) the Company fails to cure the alleged condition within thirty (30) days following receipt of such notice, and (iii) the Participant terminates employment within ninety (90) days after the Participant first becomes aware of the initial occurrence, event or events that are the basis for such claim.

1.13      “Participant” means each individual who is notified in a Participation Agreement that such individual has been designated by the Committee or its designee on or after the date hereof as a Participant.

1.14      “Participation Agreement” means the written instrument provided to a Participant informing such Participant of the terms of the Participant’s participation in this Plan, including, without limitation, the designation of the Participant as a “Tier 1 Employee,” “Tier 2 Employee” or “Tier 3 Employee,” as determined by the Committee or its designee, substantially in the form set forth on Exhibit A attached hereto.

1.15       “Qualifying Termination” has the meaning set forth in Section 2.1 hereof.

1.16       “Release” has the meaning set forth in Section 2.1 hereof.

1.17      “Subsidiary” means a corporation, company or other entity (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (b) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.18     “Target Annual Bonus” means the Participant’s target annual cash bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the calendar year in which the Termination Date occurs or, if higher, prior to any reduction which gave rise to Good Reason or prior to a Change in Control.  For the avoidance of doubt, Target Annual Bonus shall not include any long-term incentive bonus (or any single-year or other applicable portion of an incentive arrangement covering a period in excess of one year).

1.19      “Term” means the two-year period commencing as of the date hereof, which period will be automatically renewed on each consecutive day thereafter, such that, on any given day, the Term of this Plan shall be two years; provided that the Committee may terminate this Plan in accordance with Section 8 hereof; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than 24 months beyond the day on which such Change in Control occurred.

1.20       “Termination Date” has the meaning set forth in Section 3.2 hereof.

1.21       “Termination Notice” has the meaning set forth in Section 3.1 hereof.

Section 2.             SEVERANCE ELIGIBILITY AND PAYMENTS.

2.1        Benefits Upon Qualifying Termination.  As a condition to participation in the Plan, a Participant must execute and return the Participation Agreement delivered by the Committee to the Participant.  If the Participant’s employment terminates during the two-year period commencing on the date of a Change in Control by the Company, a Subsidiary, or any successors thereto without Cause (other than due to the Participant’s death or Disability) or by the Participant for Good Reason (any such termination, a “Qualifying Termination”), then the Participant shall become eligible for benefits described in this Section 2.1.

Upon the occurrence of a Qualifying Termination, the Participant shall be entitled to the Accrued Rights, and, provided that the Participant executes a general release of claims in the form attached as Exhibit B hereto (as updated from time to time solely to reflect changes in law, the “Release”), and all applicable revocation periods relating to the Release expire within 59 days following the Termination Date, the following payments and benefits based on the applicable tier set forth in the Participant’s applicable Participation Agreement (the “Severance Payments and Benefits”):

(a)         Tier 1 Employee.  (i) a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the CIC Severance Multiple multiplied by the sum of (x) the Base Salary and (y) the average of the Actual Bonuses paid to the Participant in respect of the three (3) calendar years immediately preceding the calendar year in which the Termination Date occurs; (ii) a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the amount determined by multiplying the average of the Actual Bonuses paid to the Participant during the three (3) calendar years immediately preceding the year in which the Termination Date occurs by a fraction, the numerator of which is the number of days the employee was employed by the Company during the year in which the Termination Date occurs, through and including the Termination Date, and the denominator of which is 365; (iii) full vesting of any outstanding equity awards, with any performance-based awards vesting based upon deemed achievement of the performance metrics at the target level (the “Vesting Acceleration”); (iv) the Company will pay the Participant a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the premiums for coverage under any Company medical, dental, long-term disability or life insurance benefit plan or program in which the Participant participated immediately prior to such termination or any replacement plan or program (so long as such coverage is available under the Company’s applicable plans or programs) for the Applicable COBRA Months; and (v) outplacement services for a period of twelve (12) months provided at the Company’s sole expense as incurred from a recognized outplacement service provider selected by the Participant (the “Outplacement Services”);

(b)         Tier 2 Employee.  (i) a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the CIC Severance Multiple multiplied by the sum of (x) the Base Salary and (y) the average of the Actual Bonuses paid to the Participant in respect of the three (3) calendar years immediately preceding the calendar year in which the Termination Date occurs; (ii) a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the product of (A) the greater of (x) the Target Annual Bonus or (y) the Actual Bonus for the year in which the Termination Date occurs, assuming the performance period ended on the Termination Date, and (B) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the year in which the Termination Date occurs, through and including the Termination Date, and the denominator of which is 365; (iii) the Vesting Acceleration; (iv) if the Participant was covered by the Company’s health and welfare plans on the Termination Date and the Participant elects COBRA coverage, the Company will pay the Participant a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the COBRA premiums for the Applicable COBRA Months (the “COBRA Payment”); and (v) the Outplacement Services, provided that the cost to the Company of the Outplacement Services with respect to a Participant who is a Tier 2 Employee shall not exceed $25,000;

(c)         Tier 3 Employee.  A Participant who is a Tier 3 Employee shall be eligible for the Severance Payments and Benefits set forth in the Participant’s Participation Agreement.

2.2        Coordination of Benefits.  To the extent, if any, that provisions of this Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.

2.3        Continuing Obligations.  As a condition to participation in, and/or receipt of any payments or benefits pursuant to, this Plan, each Participant is deemed to have agreed that such Participant has complied, and will continue to comply, with the restrictive covenants set forth in Section 10 hereof and similar obligations contained in any agreement between the Participant and the Company or its Subsidiaries, as applicable (including any employment agreement between the Participant and the Company or any of its Subsidiaries and including any restrictive covenants set forth in, or attached to, the Participation Agreement) and in accordance with the terms thereof.

2.4        Exclusivity and Non-Duplication of Benefits.  If a Participant is entitled to any severance or similar benefits outside of this Plan (including, without limitation, payment in lieu of notice, notice pay or payments relating to “garden leave”) under any Company-sponsored plan, policy, contract or arrangement, including any employment agreement, offer letter or other agreement or arrangement between the Participant and the Company or any of its Subsidiaries (any “Other Plan”), the Participant’s benefits, payments, and terms (including, without limitation any definitions or waiting periods) with respect to severance during the Term that are provided under this Plan will supersede and replace those set forth in any Other Plan.  For the avoidance of doubt, the Plan and any Participation Agreement will govern the terms of the severance available to a Participant during the Term and shall be the exclusive benefits, payments and terms available to a Participant.

Section 3.             TERMINATION PROCEDURES.

3.1       Termination Notice.  On or after a Change in Control and during the Term, any purported termination of the Participant’s employment (other than by reason of death) shall be communicated by written Termination Notice from the Company to the Participant, or vice versa, in accordance with Section 6 hereof.  For purposes of this Plan, a “Termination Notice” shall mean a notice which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

3.2         Termination Date.  “Termination Date,” with respect to any purported termination of the Participant’s employment, shall mean the date on which the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.

3.3         Indemnification of Legal Fees.  Subject to the procedures set forth in Section 7 hereof and effective only upon and following a Change in Control, it is the intent of the Company that the Participant not be required to incur the expenses associated with the enforcement of his or her rights upon and following such a Change in Control under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant hereunder upon and following a Change in Control. Accordingly, upon and following a Change in Control, if it should appear to the Participant that the Company has failed to comply with any of its obligations under this Plan which arose upon or following a Change in Control or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Participant the benefits intended to be provided to the Participant hereunder, the Company irrevocably authorizes the Participant from time to time to retain counsel of the Participant’s choice, at the expense of the Company as hereafter provided, to represent the Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any Subsidiary, director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Participant’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Participant agree that a confidential relationship shall exist between the Participant and such counsel.  Upon and following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Participant as a result of the Company’s failure to perform its obligations under this Plan or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision hereof as aforesaid, provided any such reimbursement of attorneys’ and related fees and expenses shall be made within thirty (30) days following submission of the request for reimbursement, but in no event later than December 31 of the year following the year in which the Participant incurred the expense. Each reimbursement under this Section 3.3 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during one calendar year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other calendar year.

Section 4.           NO MITIGATION.  The Company agrees that the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2 hereof.  Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Section 5.             SUCCESSORS; BINDING AGREEMENT.

5.1         Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.2       Enforcement by Participant’s Successors.  The Company’s obligations under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

Section 6.           NOTICES.  Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered personally, (ii) delivered by certified or registered mail, postage prepaid, return receipt requested or (iii) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address below or to such changed address as such party may subsequently give notice of:

If to the Company:

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

Attn: Chief Executive Officer

If to the Participant:

At the last residential address known by the Company

Section 7.           SETTLEMENT OF DISPUTES.  In the event of a claim by a Participant as to the amount or timing of any payment or benefit, such Participant shall present the reason for his or her claim in writing to the Committee.  The Committee shall, within 60 days after receipt of such written claim, send a written notification to the Participant as to its disposition.  In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his claim.  In the event a Participant wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Committee within 60 days after receipt of such denial.  Such Participant (or his duly authorized legal representative) may, upon written request to the Committee, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position.  Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 90 days after such receipt), the Committee shall notify the Participant of the final decision.  The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

Section 8.            PLAN MODIFICATION OR TERMINATION.  This Plan may be amended by the Committee or the Board (and the Committee or the Board may remove an individual from participation in this Plan) at any time.  Any amendment or termination of this Plan will be in writing.  Once a Participant has incurred a Qualifying Termination, no amendment or termination of this Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the payments and benefits to which the Participant is entitled under this Plan.  Notwithstanding the foregoing, no amendment of this Plan that is adopted on or after a Change in Control or during the 365-day period immediately preceding a Change in Control shall directly or indirectly adversely affect any Participant’s rights and benefits under the Plan without the written consent of such Participant and further provided, that upon and after a Change in control, the Plan may not be terminated prior to the second anniversary of the occurrence of such Change in Control.

Section 9.         SECTION 280G.  Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that any payment or distribution of any type to the Participant, pursuant to this Plan or otherwise by the Company or any of its Subsidiaries, is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Participant retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if the Participant received all of the payments. The Company shall reduce or eliminate the payments, by first reducing or eliminating the portion of the payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations concerning the application of this Section 9 shall be made by a nationally recognized firm of independent accountants or any nationally recognized financial planning and benefits consulting company, selected by the Company, in each case, prior to a Change in Control, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by the Company. The Company shall hold in confidence and not disclose, without the Participant’s prior written consent, any information with regard to the Participant’s tax position which the Company obtains pursuant to this provision.

Section 10.           RESTRICTIVE COVENANTS.

10.1       Confidentiality.

(a)      The Company owns and has developed and compiled, and will own, develop and compile, certain techniques, information, and materials tangible or intangible, relating to itself, its customers, suppliers and others, which are secret, proprietary and confidential, and which have great value to its business (referred to in this Agreement, collectively, as “Confidential Information”). Confidential Information shall not in any event include information which (i) was generally known or generally available to the public or within the relevant trade or industry prior to its disclosure to the Participant or (ii) becomes generally known or generally available to the public or within the relevant trade or industry subsequent to disclosure to the Participant other than due to the Participant’s breach of the Participant’s obligations. Confidential Information includes, but is not limited to, information contained in manuals, documents, computer programs, compilations of technical, financial, legal or other data, specifications, designs, business or marketing plans, forecasts, financial information, work in progress, and other technical or business information.

(b)        The Participant acknowledges and agrees that in the performance of the Participant’s duties, the Company has, and will, from time to time disclosed to the Participant and entrusted the Participant with Confidential Information. The Participant also acknowledges and agrees that the unauthorized disclosure of Confidential Information obtained by the Participant during the Participant’s employment, among other things, may be prejudicial to the interests of the Company’s interests and an improper disclosure of trade secrets. Unless the Company otherwise consents, the Participant agrees that during the Participant’s employment and following the Termination Date, the Participant shall not, except as otherwise provided herein, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the ordinary course of the Participant’s employment, any Confidential Information. Anything herein to the contrary notwithstanding, the provisions of this Section 10.1 shall not apply (x) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Participant to disclose or make accessible any information or (y) to the extent reasonably necessary to enforce or defend the Participant’s rights pursuant to this Agreement or any other agreement between the Participant and the Company (provided that in the case of clause (x), unless otherwise prohibited by law, the Participant provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information).

(c)        Upon termination of the Participant’s employment, the Participant shall not retain or take with the Participant any Confidential Information in a Tangible Form (defined below), and the Participant shall as promptly as possible deliver to the Company any Confidential Information in a Tangible Form that the Participant then control, as well as all other Company property, including equipment, documents or other things, that was issued to the Participant or otherwise received or obtained during the Participant’s employment with the Company that the Participant then controls. “Tangible Form” includes information or materials in written or graphic form, on a computer disk or other medium, or otherwise stored in or available through electronic or other form. Anything herein to the contrary notwithstanding, the Participant shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, personal correspondence, personal diaries, personal calendars and Rolodexes, personal files and phone books, (ii) information showing the Participant’s compensation or relating to reimbursement of expenses, (iii) information that the Participant reasonably believe may be needed for tax purposes and (iv) copies of plans, programs relating to the Participant’s employment, or termination thereof, with the Company; provided that the Participant shall provide the Company with a list and, to the extent related to the Company’s business, copies of the foregoing upon request (in which event the Company will keep the Participant’s confidential personal information confidential in accordance with its customary business practice).

(d)          The provisions of this Section 10.1 shall survive the termination of the Term.

10.2       As part of the consideration for the compensation and benefits paid to the Participant under this Agreement; and to protect the confidential and proprietary information that will be disclosed and entrusted to the Participant, the business goodwill of the Company that exists and will be developed, and the business opportunities that will be disclosed or entrusted to the Participant by the Company; and as an additional incentive for the Company to enter into this Agreement, the parties agree as follows:

(a)        During the period of the Participant’s employment, and for the period of time following the Termination Date as set forth in the Participant’s Participation Agreement, (such applicable period of time, the “Non-Competition Period”), the Participant agrees that the Participant will not, directly or indirectly, have any interest in, manage, operate or be employed in any capacity by any person, firm, corporation, partnership or business (whether as an employee, director, officer, partner, investor, advisor, consultant or otherwise) that engages in the leasing, sale, or chartering of ocean going dry bulk vessels.

(b)        During the period of the Participant’s employment, and during the Non-Competition Period, solely with respect to a Participant who is a Tier 1 or Tier 2 Employee, the Participant agrees not to:

(i)         with respect to deals or transactions under consideration by the Company at the time the Participant leaves the employ of the Company, solicit, induce or encourage any existing or potential client or counterparty of the Company to forego the proposed deal or transaction or to consummate the deal or transaction instead with another firm, company, business, partnership or enterprise, whether the Participant is employed by that entity or not;

(ii)       solicit, or induce or encourage any customer of the Company which accounted for more than 5% of its revenues during the preceding fiscal year to cease doing business with the Company or reduce the amount of business it does with the Company;

(iii)       hire, solicit, recruit, induce, procure or attempt to hire, solicit, recruit, induce or procure, directly or indirectly, any person who is an employee of the Company or who was such an employee at any time during the final year of the Participant’s employment;

(iv)     assist in hiring any such person by any other individual, sole proprietorship, firm, company, business, partnership, or other enterprise; or

(v)        encourage any such person to terminate his or her employment, without the express written consent of the Company.

(c)       By participating in the Plan, the Participant acknowledges that the foregoing limitations are reasonable under the circumstances and the Participant represents that the Participant’s fulfillment of the obligations set forth in this Section shall not cause the Participant any substantial economic hardship or render the Participant unemployable within the applicable industry.

(d)          The provisions of this Section 10.2 shall survive the termination of the Term.

10.3       The Participant acknowledge that the Company would sustain irreparable injury in the event of a violation by the Participant of any of the provisions of Sections 10.1 or 10.2 hereof, and by reason thereof the Participant consent and agree that if the Participant violate any of the provisions of said Sections 10.1 or 10.2, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining the Participant from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

Section 11.         DISABILITY.  A determination of Disability will be made by a physician satisfactory to both the Participant and the Company; provided that if the Participant and the Company cannot agree as to a physician, then each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on the Participant and the Company. The Participant, the Participant’s legal representative or any adult member of the Participant’s immediate family shall have the right to present to the Company and such physician such information and arguments on the Participant’s behalf as the Participant or they deem appropriate, including the opinion of the Participant’s personal physician. Should the Participant’s employment be terminated due to Disability, all base salary and other compensation otherwise due to the Participant shall be continued through the date on which the Participant’s employment is terminated for Disability.

Section 12.           GENERAL PROVISIONS.

12.1     Administration.  This Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan; provided that prior to a Change in Control, the Committee may appoint a person (or persons) independent of the third party effectuating the Change in Control to serve as the Committee for purposes of administering this Plan, effective upon the occurrence of the Change in Control, and such appointed Committee shall not be removed or modified following the Change in Control (other than at its own initiative).  All questions of any character arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Committee in accordance with the procedure for claims and appeals described in Section 7 hereof.  Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest.  The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

12.2       Participation Agreement. In the event that the terms defined in Sections 1.6, 1.7, 1.11, and/or 1.12 hereof are otherwise defined in a Participant’s Participation Agreement, then the definition of such applicable term(s) in such Participation Agreement will govern and be used for the purposes of this Plan with regard to such Participant, unless otherwise provided in such

Participation Agreement.  Further, in the event that any variation in the application of this Plan (e.g., the timing of the payments or benefits set forth in Section 2.1 hereof) is specified in a Participant’s Participation Agreement with the Company or any of its Subsidiaries, then such variation shall govern with respect to such Participant.

12.3      Assignment.  Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be subject to any obligation or liability of such Participant.  When a payment is due under this Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian, personal representative or executor of his estate.

12.4       Governing Law; Interpretation.  The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflict of laws.  All references to sections of any act, code, or law shall be deemed also to refer to any successor provisions to such sections.

12.5      Withholding.  Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

12.6      Survival.  The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 2 and Section 3 hereof) shall survive such expiration.

12.7      No Right to Continued Employment.  Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.

12.8       Headings; Gender.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.  References in this Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

12.9     Benefits Unfunded.  This Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

12.10     Enforceability.  The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

Section 13.           SECTION 409A.  It is intended that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith.  References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.  Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, if the Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the Termination Date, to the extent payments or benefits made hereunder (as well as any other payment or benefit that the Participant is entitled to receive upon his separation from service) constitute deferred compensation (after taking account any applicable exceptions under Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits payable upon separation from service which otherwise would be payable during the six month period immediately following the Termination Date will instead be paid or made available on the earlier of (i) the first day following the six month anniversary of the Termination Date and (ii) the Participant’s death. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.  The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A or otherwise.

Section 14.           ADOPTION.  The Committee adopted this Plan effective as of February 13, 2026 (the “Adoption Date”).

Exhibit A

GENCO SHIPPING & TRADING LIMITED
EMPLOYEE RETENTION PLAN

FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [NAME] (the “Participant”) and Genco Shipping & Trading Limited (the “Company”) effective as of February 13, 2026.

Section 1.            The Company maintains the Genco Shipping & Trading Limited Employee Retention Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides severance payments and benefits in connection with a participant’s Qualifying Termination in connection with a Change in Control. For purposes of a Qualifying Termination of employment during the Term, the Participant shall be considered a Tier [●] Employee, the Participant’s CIC Severance Multiple shall be [●]and the Participant’s Non-Competition Period shall be [●].

Section 2.            [SEVERANCE PAYMENTS AND BENEFITS.  For purposes of the Participant’s participation in the Plan, the Severance Payments and Benefits shall be: [(i) a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the CIC Severance Multiple multiplied by the Base Salary; [(ii) a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the average of the Actual Bonuses paid to the Participant in respect of the three (3) calendar years immediately preceding the calendar year in which the Termination Date occurs;] (iii) a lump sum cash payment, paid on the 60th day following the Termination Date, equal to the product of (A) the Target Annual Bonus for the year in which the Termination Date occurs, and (B) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the year in which the Termination Date occurs, through and including the Termination Date, and the denominator of which is 365; (iv) the Vesting Acceleration; (v) the COBRA Payment; and (vi) the Outplacement Services, provided that the cost to the Company of the Outplacement Services with respect to a Participant who is a Tier 3 Employee shall not exceed $[●].]

Section 3.           [RESTRICTIVE COVENANTS.  Notwithstanding anything contained herein or in the Plan to the contrary, the Participant acknowledges and agrees that, during the Participant’s employment and during the Non-Competition Period, the Participant will be subject to the terms of Section 10.2(b) of the Plan.]

Section 4.           Return of Property.  Notwithstanding anything in the Plan or the Release to the contrary, following the Participant’s Qualifying Termination, the Participant may retain any Company-provided or owned cell phone; provided that the Participant has deleted all Confidential Information or trade secrets in electronic form stored on such cell phone.

Section 5.           By signing this Agreement, the Participant acknowledges and agrees that the Participant has read and understands all of the terms of the Plan and this Agreement and that the Participant agrees to participate in the Plan. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan, including without limitation the restrictive covenants set forth therein.

1

Section 6.            MISCELLANEOUS:

6.1       This Agreement shall be governed in all respects by the laws of the State of New York without regard to the principles of conflict of law.

6.2        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.3        This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and thereof and may not be amended except in a writing signed by the Company and the Participant. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

6.4       This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.

[Signature page follows.]

2

ACCEPTED AND AGREED:

GENCO SHIPPING & TRADING LIMITED

By:
	Name:	Date
Title:

PARTICIPANT

Date

Exhibit B

Waiver and Release of Claims Agreement

___________________ (“Employee”) hereby acknowledges that Genco Shipping & Trading Limited (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the Genco Shipping & Trading Limited Employee Retention Plan (the “Plan”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Severance Payments

1.         Employee agrees that Employee will be entitled to receive the applicable severance payments and benefits under the Plan (the “Severance Payments”) only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.

2.          Employee acknowledges and agrees that the Severance Payment provided to Employee and on Employee’s behalf pursuant to the Plan and this Agreement (a) is in full discharge of any and all obligations owed to Employee, monetarily or otherwise, with respect to Employee’s employment or the termination thereof, and (b) exceeds any payment, benefit, or other thing of value to which Employee might otherwise be entitled. Employee specifically acknowledges and agrees that Employee is not entitled to any additional compensation, including but not limited to any salary, wages, commissions, bonus, overtime, premiums, paid time off, vacation, sick pay, holiday pay, personal day pay, royalties, equity, incentive compensation, or other forms of compensation, benefits, fringe benefits, perquisites, interests, or payments of any kind or nature whatsoever, except as explicitly provided in the Plan and this Agreement.

General Release

3.         In exchange for the consideration provided to Employee pursuant to this Agreement, Employee, on behalf of Employee and all of Employee’s heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature (collectively, “Claims”) that Employee or any of the other Releasors ever had, now have, or might have against the Company or any of its respective current, former, or future parents, subsidiaries, affiliates, or related companies (collectively, the “Company Entities”), or any of the Company Entities’ respective current, former, or future directors, officers, partners, managers, members, shareholders, divisions, employees, donors, agents, consultants, contractors, advisors, benefit plans, predecessors, successors, assigns, legal representatives, lenders, or creditors (collectively, with the Company Entities, the “Releasees” and each a “Releasee”), arising at any time prior to the date Employee executes this Agreement, whether such Claims are known to Employee or unknown to Employee, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Employee’s employment with the Company, or the termination of such employment; (b) Claims under any contract, agreement, or understanding that Employee may have with any of the Releasees, whether written or oral, whether express or implied; (c) Claims arising under any federal, state, foreign, or local law, rule, constitution, ordinance, or public policy, including, without limitation, (i) Claims arising under Title VII of the

1

Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Fair Credit Reporting Act, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, the State Human Rights Law, the New York Labor Law, the New York State Worker Adjustment and Retraining Notification Act, the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law, the New York City Pregnant Workers Fairness Act, the New York City Earned Safe and Sick Time Act, as all such laws have been amended from time to time, or any other federal, state, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like, and (iii) Claims for compensation, other monetary or equitable relief, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Employee’s that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever; provided, however, that Employee does not release (A) any claims that arise after the date Employee executes this Agreement; (B) any claims for breach of this Agreement or to enforce the terms of this Agreement; (C) any claims for unemployment benefits or workers’ compensation benefits, or (D) any claims that cannot be waived or released as a matter of law. Employee specifically intends the release of Claims in this Section 3 to be the broadest possible release permitted by law.

Return of Property; Corporate Positions

4.           Employee agrees, represents, and warrants that (a) Employee (i) has delivered to the Company all documents and materials in whatever form containing the Company’s confidential information or trade secrets; (ii) has deleted all confidential information or trade secrets in electronic form stored on any computer, cell phone, or other electronic device utilized by Employee, and (iii) no longer possesses any copies or originals of any of the foregoing, whether in digital, hard copy, or another form; and (b) Employee has returned to the Company all Company property in Employee’s possession or control, including but not limited to all reports; lists of actual and/or prospective donors; equipment (including computers and Company-owned devices); system and software passwords (and provided further that Employee agrees to disclose to the Company, at any time requested by the Company, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Employee has password-protected on any computer equipment, network or system of the Company or its affiliates), access code, and authorization codes that relate in whole or in part to the Company’s business; and all Company identification, badges, keys, credit cards, and other property. As of the Separation Date, Employee shall be deemed to have resigned from all positions, offices, managerships, and directorships Employee holds with the Company or

2

any other Company Entity, and Employee shall promptly execute any documents necessary or desirable to effectuate such resignations.

No Suit

5.         Employee represents that Employee has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided herein, Employee further agrees not to directly or indirectly commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. Notwithstanding the foregoing, for avoidance of doubt, nothing in this Agreement, any other agreement between Employee and the Company, or any Company policy shall prevent Employee from filing a charge or complaint with the Securities and Exchange Commission the Commodity Futures Trading Commission, the Department of Justice, the Equal Employment Opportunity Commission, Internal Revenue Service, the National Labor Relations Board, the New York State Division of Human Rights, the New York City Commission on Human Rights or any other government agency (each, a “Government Agency”), from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, from participating in any Government Agency investigation or proceeding, or from disclosing to any government agency any factual information relating to allegedly unlawful conduct, including possible fraud or other securities law violations or a claim of discrimination, harassment, or retaliation, or from making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations, from participating in any Government Agency investigation or proceeding, or from disclosing to any Government Agency or any other third party any factual information relating to a claim of discrimination, harassment, or retaliation. Employee is, however, waiving Employee’s right to file a court action or to seek or accept individual remedies or damages, including money or other damages or forms of recovery, from any of the Releasees in connection with any action filed on Employee’s behalf by the EEOC, NLRB, or analogous state or local agencies, but provided, further, that nothing in this Agreement shall bar or impede in any way Employee’s ability to seek or receive any monetary award or bounty from the SEC, DOJ, or any other governmental agency or regulatory or law enforcement authority in connection with protected “whistleblower” activity.

Breach

6.          Should Employee materially breach this Agreement, then: (a) the Company shall have no further obligations to Employee under the Plan or this Agreement or otherwise (including, but not limited to, any obligation to provide the payments or other consideration set forth in the Plan); (b) the Company shall have all rights and remedies available to it under this Agreement and any applicable law or equitable theory, including to seek recovery of direct and indirect losses, costs, damages and expenses; and (c) all of Employee’s promises, covenants, representations and warranties under this Agreement will remain in full force and effect.

Interpretation

7.          This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing court

3

of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

Representations and Warranties

8.          Employee represents and warrants that Employee is not aware of any facts or circumstances that Employee knows or believes to be either (a) a past or current violation of the Company’s rules and/or policies, or (b) a past or current violation of any laws, rules, and/or regulations applicable to the Company or any of the Releasees. This Agreement shall not in any way be construed as an admission by any of the Releasees or Employee of any liability or of any wrongful acts whatsoever against Employee, a Releasee or any other person.

ADEA; Execution of Agreement

9.        Employee understands that this Agreement includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Employee or hereafter discovered. Employee is not waiving or releasing any right or claim which Employee may have under the ADEA which arises after Employee signs this Agreement, or the right to challenge the adequacy of Executive’s release of claims under the ADEA. To the extent the Company has a right to recoupment of any amounts paid to Employee under this Agreement, that right to recoupment shall not apply and the Company will not seek recoupment in the event Employee breaches the waiver and release of age discrimination claims by bringing any complaint, claim, charge, or challenge under the ADEA. Employee acknowledges that Employee is entitled to consider the terms of this Agreement for twenty-one (21) days before signing it. Employee further understands that this Agreement shall be null and void if Employee fails to execute the Agreement prior to expiration of the twenty-one (21) day period. To execute this Agreement, Employee must sign and date the Agreement below, and return a complete copy thereof to the Company pursuant to the notice provisions set forth in the Plan. Should Employee execute this Agreement within the twenty-one (21) day period, Employee understands that Employee may revoke this Agreement within seven (7) days of the day Employee signs it (the “Revocation Period”). Employee may revoke Employee’s acceptance by notifying Company pursuant to the notice provisions set forth in the Plan in writing, within seven (7) calendar days after Employee executes this Agreement, by hand delivery, email, or overnight courier, at the address noted above. If Employee revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including, but not limited to, the Company’s obligations under the Plan) automatically shall be null and void. If Employee does not revoke this Agreement within seven (7) days of signing it, this Agreement shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Employee executes it (the “Effective Date”).

4

Governing Law; Entire Agreement; Miscellaneous

10.         This Agreement (a) shall be deemed to have been made in the State of New York, and shall be governed by and construed in accordance with the laws of the State of New York, excluding any choice of law principles; (b) constitutes the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between Employee on the one hand and the Company or any other Releasee on the other hand regarding the same subject matter, and Employee specifically acknowledges and agrees that notwithstanding any discussions or negotiations Employee may have had with any of the Releasees prior to the execution of this Agreement, Employee is not relying on any promises or assurances other than those explicitly contained in this Agreement; and (c) may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further signed written agreement between the parties. This Agreement may be executed in identical counterparts, which together shall constitute a single agreement, and facsimile, PDF, DocuSign, and other true and accurate copies of this Agreement will have the same force and effect as originals hereof. The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Section 409A

11.         This Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any rules and regulations promulgated thereunder (collectively, “Section 409A”), or shall comply with the requirements of Section 409A. Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Employee, any reimbursement payment due to Employee shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred; provided that, Employee has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Employee receives in one taxable year shall not affect the amount of such reimbursements that Employee receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, directors, managers, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A.

12.         EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EMPLOYEE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED AND HEREBY DOES

5

ADVISE AND URGE EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EMPLOYEE HAS FULL POWER AND AUTHORITY TO RELEASE EMPLOYEE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

[Signature page follows.]

6

ACCEPTED AND AGREED:

GENCO SHIPPING & TRADING LIMITED

By:
	Name:	Date
Title:

EMPLOYEE

Date